UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 15, 2013

Date of Report (Date of earliest event reported)

L & L Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34633	91-2103949
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

130 Andover Park East, Suite 200, Seattle WA 98188

 (Address of principal executive offices) (Zip Code)

(206) 264-8065

Registrant’s Telephone Number, Including Area Code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ð Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

€ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

€ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

€ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 3.02	Unregistered Sale of Equity Securities

On August 14, 2013, the Superior Court of the State of California for the County of Los Angeles Central District (the “Court”), entered an order (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a stipulation for settlement of claims (the “Settlement Agreement”) between L & L Energy, Inc., a Nevada corporation (the  “Company”), and Ironridge Gobal IV, Ltd., a British Virgin Islands corporation (“Ironridge”), in the matter entitled Ironridge Global IV, Ltd. v. L & L Energy, Inc. (the “Action”). Ironridge commenced the Action against the Company on July 2, 2013 to recover $4,983,075 of past-due debts of the Company, which Ironridge had purchased from the creditors of the Company (the “Claim”). The Order provides for the full and final settlement of the Claim and the Action.

Pursuant to the terms of the Settlement Agreement approved by the Order, on August 14, 2013, the Company agreed to issue, in one or more tranches as necessary, that number of shares equal to (a)  105% of the U.S. dollar value of RMB 25 million on the Issuance Date (as defined hereinafter) plus US$907,500, divided by (b) 88% of the closing price of the Company’s common stock on the trading date immediately preceding the date of entry of the Order, not to exceed the arithmetic average of the individual volume weighted average prices (“VWAPs”)  of any five consecutive trading days during the Calculation Period (as defined hereinafter), less $0.05 per share (the “Final Amount”).

In exchange for the full and final settlement of the Claim, the Company was required to issue and deliver to Ironridge 2,588,888 shares of the Company’s common stock (the “Initial Issuance”, the trading day after which being the “Issuance Date”). Additionally, from the date of the stipulation until that number of consecutive trading days following the Issuance Date required for the aggregate trading volume of the Company’s common stock to exceed $80 million, including after hour trades (the “Calculation Period”), if any individual VWAP of the Company’s common stock declines below the closing price on the trading date preceding the Order, for each $0.10 or portion thereof, the Company will issue to Ironridge additional shares of common stock equal to 5% of the aggregate number of shares required to be issued to Ironridge prior to such issuance (each, an “Additional Issuance”). The Company may terminate its obligation to make future Additional Issuances by paying to Ironridge the Claim amount in cash. At the end of the Calculation Period, if the sum of the Initial Issuance and any Additional Issuances does not equal the Final Amount, adjustments shall be made to the shares of common stock issued pursuant to the Settlement Agreement and either additional shares shall be issued to Ironridge or Ironridge shall return shares to the Company for cancellation.

The Settlement Agreement provides that in no event shall the number of shares of the Company’s common stock issued to Ironridge, when aggregated with all other shares of the Company’s common stock then beneficially owned or controlled by Ironridge and its affiliates exceed 9.99% of the total number of shares of common stock outstanding after such issuance or exceed 19.99% of the total shares of common stock outstanding before the issuance, unless approved by the shareholders of the Company or the Stock Exchange where the Company’s common stock is listed.

Furthermore, the Settlement Agreement provides that, for so long as Ironridge or any of its affiliates hold any shares of the Company’s common stock, Ironridge and its affiliates are prohibited from, among other actions, voting any shares of the Company’s common stock owned or controlled by Ironridge or its affiliates, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company, or engage or participate in any actions, plans or proposals that relate to or would result in: (1) Ironridge or its affiliates acquiring additional securities of the Company, which would result in Ironridge and its affiliates collectively beneficially owning or controlling more than 9.99% of the total outstanding shares of the Company’s common stock at any one time,(2) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (3) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (4) any change in the present board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (5) any material change in the present capitalization or dividend policy of Company, (6) any other material change in Company’s business or corporate structure, (7) a change in Company’s charter, bylaws or instruments corresponding thereto (8) causing a class of securities of the Company to be delisted from a national securities exchange, (9) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (10) taking any action, intention, plan or arrangement similar to any of those enumerated above.

The issuance of the Company’s common stock to Ironridge pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

The foregoing information is a summary of the Settlement Agreement and Order, is not complete, and is qualified in its entirety by reference to the full text of the Settlement Agreement and Order, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review each for a complete understanding of the terms and conditions associated with this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L & L ENERGY, INC.

Date: August 15, 2013	By:	/s/ Dickson V. Lee
Dickson V. Lee
Chief Executive Officer